Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated 11/15/18 (“Effective Date”), is between Cibus Global Ltd, a British Virgin Islands business company (the “Company”) and James F. Hinrichs (“Executive”).

1.	POSITION, RESPONSIBILITIES, AND TERM

a.          Position.  Executive is employed by the Company to render services to the Company in the position of Chief Financial Officer.  Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by Executive’s supervisor and/or the Company’s Board of Directors (“Board”) (“Services”).  Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.  Executive will devote Executive’s full time efforts to the provision of Services under this Agreement.

b.          Other Activities.  Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement:  (i) be employed elsewhere; (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; or (iii) acquire any interest of any type in any other business which is in competition with the Company, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to five percent (5%) of the outstanding equity interests of any publicly-held company.  For avoidance of doubt, it shall not be a violation of this Section 1(b) for Executive to serve as a member of the board of directors for the following companies, Orthofix and Integer Holdings.

c.          No Conflict. Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

d.          Term of Employment.  The initial term of this Agreement shall be for a period of (i) four (4) years after the Effective Date of this Agreement (“Initial Term”); or (ii) the date upon which Executive’s employment is terminated in accordance with Section 3.  This Agreement shall be automatically renewed for additional one (1) year terms (each an “Extension Term”) upon the expiration of the Initial Term and each Extension Term, unless either party gives the other party a written notice of termination not less than thirty (30) days prior to the date of expiration of the Initial Term or any Extension Term (together, the Initial Term and all Extension Terms are referred to herein as the “Term”).  Where the Agreement is terminated upon notice and the expiration of the Initial Term or an Extension Term, the Company shall pay to Executive all compensation to which Executive is entitled up through the effective date of termination according to its normal payroll practices, and the Company shall not have any further obligations under this Agreement.

2.	COMPENSATION AND BENEFITS

a.          Base Salary.  In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive a gross salary at the rate of two hundred fifty thousand ($250,000) per year, less applicable withholdings (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s normal payroll practices.  Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

b.          Annual Bonus.  In further consideration of the Services to be rendered under this Agreement, Executive shall be eligible to receive an annual bonus to the extent an executive bonus plan is subsequently adopted by the Board (“Annual Bonus”).  Any Annual Bonus earned by Executive will be paid within two-and-one-half months of the end of the year in which it was earned.  Executive must remain employed with the Company through the end of the calendar year at issue in order to be eligible to receive the Annual Bonus.

c.          Stock Option.  In further consideration of the Services to be rendered under this Agreement, Executive shall be eligible to receive a stock option grant to the extent a stock option plan is subsequently adopted by the Board (“Stock Option”).  If granted, Executive’s entitlement to any such Stock Option is conditioned upon Executive’s signing of the Company’s stock option agreement and is subject to its terms and the terms of the applicable employee stock option plan and related documents adopted by the Board, except as expressly provided herein.

d.          Employment Benefits Plans.  In further consideration of the Services to be rendered under this Agreement, Executive will be entitled to participate in pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

e.          Vacation.  Executive shall be eligible to receive paid vacation subject to the policies and procedures in the Company’s Employee Handbook, as may be amended from time to time in the Company’s sole discretion.

f.          Expenses.  The Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy.

3.	AT-WILL EMPLOYMENT

The employment of Executive shall be “at-will” at all times.  The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination.  Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 4.

4.	COMPANY TERMINATION OBLIGATIONS

a.          Termination by Company for Cause.  Where the Company terminates Executive’s employment for Cause, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.  For purposes of this Agreement, “Cause” shall mean:  (i) Executive engages in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (iii) Executive breaches this Agreement; (iv) Executive refuses to implement or follow a lawful policy or directive of the Company; (v) Executive engages in misfeasance or malfeasance demonstrated by Executive’s failure to perform Executive’s job duties diligently and/or professionally; or (vi) Executive violates a Company policy or procedure which is materially injurious to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation.

b.          Termination by Company without Cause.  Where the Company terminates Executive’s employment without Cause, and Executive’s employment is not terminated due to death or Disability (as defined below), Executive will be eligible to receive:  (i) continued payment of Base Salary for twelve (12) months (“Severance Period”) according to the Company’s normal payroll practices, less applicable withholdings and any remuneration paid to Executive during each applicable Company payroll period because of Executive’s employment or self-employment during such period (“Severance Payments”); and (ii) if Executive qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay to the insurance carriers as and when due the applicable COBRA premium for Executive and Executive’s dependents for up to the Severance Period; however, that the  Company’s obligation to pay the COBRA Premium shall cease immediately if: (x) the Company determines that it cannot pay the COBRA Premium on behalf of Executive without violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), (y) Executive or Executive’s eligible dependents cease to be eligible or COBRA coverage, or (z) Executive obtains subsequent employment through which Executive is eligible to obtain substantially equivalent or better health insurance (“Severance Benefits”).  Executive shall immediately provide written notice to the Company’s Board when Executive becomes eligible for such health insurance.  Executive acknowledges that nothing in this Section 4(b) shall prohibit the Company from changing, withdrawing, or in any way modifying its group health plans, and nothing herein shall be construed as a guarantee of payment of any particular claim submitted by Executive or qualified beneficiaries to such plans.  The COBRA Premium paid by the Company shall be treated as taxable compensation to Executive, with applicable withholdings taken from the Severance Payments, if and to the extent necessary to limit or fix any violation of Section 105(h) of the Internal Revenue Code of 1986, as amended, and applicable guidance promulgated thereunder (the “Code”).  Executive’s eligibility to receive the severance set forth in this Section 4(b) is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A and the release becoming irrevocable by its terms within fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service, as such term is defined in Section 4(i)).  All other obligations of the Company under this Agreement shall cease.

c.          Termination Due to Disability.  Executive’s employment shall terminate automatically if Executive becomes Disabled.  Executive shall be deemed Disabled if Executive is unable for medical reasons to perform Executive’s essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve (12) month period and, within thirty (30) days after a notice of termination is given to Executive, Executive has not returned to work.  If Executive’s employment is terminated by the Company due to Executive’s Disability, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

d.          Termination Due to Death.  Executive’s employment shall terminate automatically upon Executive’s death.  If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

e.          Termination By Executive for Good Reason.  Executive’s termination of Executive’s employment shall be for “Good Reason” if (x) Executive provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting the Good Reason and provides the Company with a period of thirty (30) days to cure the event constituting the Good Reason, (y) the Company fails to cure the Good Reason within the applicable thirty (30) day period, and (z) Executive terminates Executive’s employment with the Company within ninety (90) days of the event constituting Good Reason.  For purposes of this Agreement, “Good Reason” shall mean: (i) material breach of this Agreement by the Company; or (ii) a material adverse change in Executive’s position, duties, authority or responsibilities.  Where the Executive terminates Executive’s employment for Good Reason, Executive will be eligible to receive the Severance Benefits set forth in Section 4(b) above.  Executive’s eligibility to receive the Severance Benefits is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A and the release becoming irrevocable by its terms within fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service).  All other obligations of the Company under this Agreement shall cease.

f.          Executive’s Resignation without Good Reason.  Executive may resign Executive’s employment without Good Reason at any time during the Term of this Agreement pursuant to Section 3, and thereafter, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

g.          Termination In Connection With Change In Control without Cause or for Good Reason.  Where the Company terminates Executive’s employment In Connection With a Change In Control without Cause or Executive terminates Executive’s employment In Connection With a Change In Control for Good Reason, and Executive’s employment is not terminated due to death or Disability (as defined above), Executive will be eligible to receive:  (i) continued payment of Base Salary for eighteen (18) months (“Change In Control Severance Period”) according to the Company’s normal payroll practices, less applicable withholdings and any remuneration paid to Executive during each applicable Company payroll period because of Executive’s employment or self-employment during such period (“Change In Control Severance Payments”); (ii) payment of a lump sum equal to the target Annual Bonus which Executive is eligible to receive for the year in which the termination occurs, less applicable withholdings; (iii) any and all unvested Stock Options and any other unvested equity in the Company held by Executive shall become fully vested upon Executive’s employment termination date; and (iv) if Executive qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to COBRA, the Company will pay to the insurance carriers as and when due the applicable COBRA premium for Executive and Executive’s dependents for up to the Change In Control Severance Period; however, that the  Company’s obligation to pay the COBRA Premium shall cease immediately if: (x) the Company determines that it cannot pay the COBRA Premium on behalf of Executive without violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), (y) Executive or Executive’s eligible dependents cease to be eligible or COBRA coverage, or (z) Executive obtains subsequent employment through which Executive is eligible to obtain substantially equivalent or better health insurance (“Change In Control Severance Benefits”).  Executive shall immediately provide written notice to the Company’s Board when Executive becomes eligible for such health insurance.  Executive acknowledges that nothing in this Section 4(g) shall prohibit the Company from changing, withdrawing, or in any way modifying its group health plans, and nothing herein shall be construed as a guarantee of payment of any particular claim submitted by Executive or qualified beneficiaries to such plans.  The COBRA Premium paid by the Company shall be treated as taxable compensation to Executive, with applicable withholdings taken from the Change In Control Severance Payments, if and to the extent necessary to limit or fix any violation of Section 105(h) of the Code.  For purposes of this Agreement, “Change In Control” shall mean the sale of the Company or the sale of all or substantially all of the Company’s assets, by means of any transaction or series or related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), after which the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.  For purposes of this Agreement, termination of Executive’s employment shall be “In Connection With a Change In Control” where it occures within ninty (90) days before a Change In Control or within twelve (12) months after a Change In Control.  Executive’s eligibility to receive the severance set forth in this Section 4(g) is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A and the release becoming irrevocable by its terms within fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service, as such term is defined in Section 4(i)).  All other obligations of the Company under this Agreement shall cease.

h.          Timing of Payments.  In the event that Executive becomes entitled to receive continued payment of Base Salary pursuant to Section 4(b), 4(e) or 4(g), Executive shall not be entitled to receive any such payments until the Company’s first payroll date that is coincident with or next following the date that is fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service) and any payments that otherwise would have been paid to Executive during such period shall be paid to Executive with the first installment paid to Executive following the end of such period.  Any Annual Bonus that becomes payable to Executive pursuant to Section 4(g) shall be paid to Executive in a lump sum payment on the date that Executive receives the first installment payment of continued Base Salary as provided in the preceding sentence.

i.          Section 409A; Delayed Payments.  To the extent applicable, the provisions in this Section 4 are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and guidance promulgated thereunder (“409A”) and this Agreement shall be administered and construed in a manner consistent with this intent.  In the event that any compensation that becomes payable to Executive pursuant to this Section 4 qualifies as a deferral of compensation within the meaning of and subject to 409A, then, notwithstanding anything to the contrary in this Agreement (i) such compensation shall be paid to Executive only in the event of Executive’s “separation from service” with the Company within the meaning of 409A (“Separation from Service”) and (ii) payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A.  Such delay shall last six (6) months from the date of Executive’s Separation from Service.  On the Company’s first payroll date that occurs after the end of such six-month period, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 4(i).  To the extent applicable, each and every payment to be made pursuant to Section 4(b), 4(e) or 4(g) shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

5.	EXECUTIVE TERMINATION OBLIGATIONS

a.          Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b.          Resignation and Cooperation.  Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

c.          Continuing Obligations.  Executive understands and agrees that Executive’s obligations under Sections 6 and 7 herein (including Exhibits B and C) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

6.	INVENTIONS AND PROPRIETARY INFORMATION

Executive agrees to sign and be bound by the terms of the Proprietary Information and Inventions Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”).

7.	ARBITRATION

The Company and Executive agree that any and all disputes or controversies between them of any nature, including but not limited to any arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in San Diego, California, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”).  The Company will pay for the fees and costs of the arbitrator to the extent required by law.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The arbitrator shall apply California law to the merits of any dispute or claim.  Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.  The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.  EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION.  EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS AGAINST THE COMPANY, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH HIS EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

8.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by the Company’s Board.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.	ASSIGNMENT; BINDING EFFECT

a.          Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.          Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered:  (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below.  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail.  Executive shall be obligated to notify the Company in writing of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Cibus Global, Ltd. (attn.: Head of HR)
6455 Nancy Ridge Dr.
San Diego, CA  92067

Executive’s Notice Address:

PO Box 7043
Rancho Santa Fe, CA 92067

11.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to Exhibit B, shall survive the termination of employment and the termination of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information Agreement attached as Exhibit B, and any applicable employee stock option plan and Company stock option agreement).  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

19.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Cibus Global, Ltd.

/s/ Peter Beetham

By:	Peter Beetham, Ph.D	/s/ James F. Hinrichs
Its:	President & Chief Executive Officer	James F. Hinrichs

Dated:	November 15, 2018	Dated:	November 15, 2018

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (hereinafter “Release”) is entered into this [____] day of [______________], by and between James F. Hinrichs (“Executive”) and [_____________] (“Company”).

RECITALS

A.          On 11/15/18, Executive became employed by the Company according to the terms and conditions of the Executive Employment Agreement between the parties (“Employment Agreement”).

B.          On or about [___________________], Executive’s employment with the Company was terminated pursuant to Section 3 of the Employment Agreement.

C.          According to the terms and conditions of the Employment Agreement, Executive is entitled to certain severance payments and other benefits if Executive executes this Release.  By execution hereof, Executive understands and agrees that this Release is a compromise of doubtful and disputed claims, if any, which remain untested; that there has not been a trial or adjudication of any issue of law or fact herein; that the terms and conditions of this Release are in no way to be construed as an admission of liability on the part of the Company and that the Company denies any liability and intends merely to avoid litigation with this Release.

AGREEMENT

NOW THEREFORE FOR MUTUAL CONSIDERATION, the receipt and sufficiency of which the parties hereto acknowledge, the parties agree as follows:

1.          Executive, for Executive and Executive’s spouse, heirs, assigns, executors, administrators, agents, successors and affiliates, hereby unconditionally, irrevocably and absolutely releases and discharges the Company and its past and present affiliates, owners, directors, officers, employees, agents, attorneys, heir, representatives, legatees, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations, from any and all known or unknown loss, liability, claims, costs (including, without limitation, attorneys’ fees), demands, causes of action, or suits of any type (collectively “Claims”), whether in law and/or in equity, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them and arising on or prior to the date hereof in connection with Executive’s employment with the Company, the termination of said employment and claims of emotional or physical distress related to such employment or termination.  This Release specifically applies to any claims for age discrimination in employment, including any claims arising under the Age Discrimination In Employment Act if over 40, or any other statutes or laws that govern discrimination in employment.

2.          Executive irrevocably and absolutely agrees that Executive will not prosecute nor cooperate with any prosecution on Executive’s behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released in Section 1, it being an intention of the parties that with the execution of this Release, the Company and its past and present affiliates, owners, directors, officers, employees, agents, attorneys, heir, representatives, legatees, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of the other related in any way to the matters released in Section 1.

3.          Executive agrees to treat all matters related to this Release as confidential (“Confidential Information”); provided, however, that nothing herein shall be deemed to preclude Executive from giving statements, affidavits, depositions, testimony, declarations, or other disclosures required by or pursuant to legal process, or from disclosing Confidential Information to Executive’s legal counsel, tax advisor or spouse.  Similarly, Executive shall not make, issue, disseminate, publish, print or announce any news release, public statement or announcement with respect to the Confidential Information, or any aspect thereof, the reasons therefore and the terms of this Release.

4.          Executive agrees not to (i) make any unfavorable or disparaging comments or remarks (whether written or oral) to third parties regarding the Company or its officers, directors and employees); or (ii) endorse, approve, disseminate, or assist in the dissemination of, any unfavorable or disparaging comments or remarks (whether written or oral) made by any third party regarding the Company or its officers, directors and employees.

5.          Executive and the Company do certify that Executive and the Company have read all of this Release, and that Executive and the Company fully understands all of the same.  Executive hereby expressly waives all of the benefits and rights granted to Executive pursuant to any applicable law or regulation to the effect that:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6.          Executive and the Company further declare and represent that no promise, inducement or agreement not herein expressed has been made to either and that this Release contains the full and entire agreement between and among the parties, and that the terms of this Release are contractual and not a mere recital.

7.          The validity, interpretation, and performance of this Release shall be construed and interpreted according to the laws of the State of California.

8.          This Release may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted or attempted by either party in breach thereof.

9.          If any provision of this Release, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Release are declared to be severable.

10.          It is understood that this Release is not an admission of any liability by any person, firm association or corporation but is in compromise of any disputed claim.

11.          Executive represents, acknowledges and agrees that the Company has advised him, in writing, to discuss this Release with an attorney, and that to the extent, if any, that Executive has desired, Executive has done so; that the Company has given Executive twenty-one (21) days to review and consider this Release before signing it, and Executive understands that Executive may use as much of this twenty-one (21) day period as Executive wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause Executive to sign this Release; that Executive has read this Release in its entirety, and fully understands and is aware of its meaning, intent, contents and legal effect; and that Executive is executing this Release voluntarily, and free of any duress or coercion.

12.          The parties acknowledge that for a period of seven (7) days following the execution of this Release by Executive, Executive may revoke the Release, and the Release shall not become effective or enforceable until the revocation period has expired.  This Release shall become effective eight (8) days after it is signed by Executive.

IN WITNESS WHEREOF, the undersigned have executed this Release on the dates shown below.

Cibus Global, Ltd.

By:
Its:	James F. Hinrichs

Dated:	Dated:

EXHIBIT B

CIBUS US LLC

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

1.          This Employee Proprietary Information And Inventions Agreement (this “Agreement”) is made and entered into between Cibus US LLC, a Delaware limited liability company (the “Company”) and me, and I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company and other restrictions set forth herein, as more fully set out below, and agree that this Agreement is effective as of the first date it is executed by me (the “Effective Date”). Nothing in this Agreement is intended to prohibit me from providing information to a governmental agency (Federal, State, or local) in support of my good faith and reasonable belief that the Company has violated applicable governing law.

2.          At-Will Employment.  I acknowledge that the Company is an “at-will” employer and that nothing in this agreement shall be construed to imply that the term of my employment is of any definite duration.  Unless specifically provided differently in a separate written agreement signed by the Company and me, my employment with the Company is at-will, and can be terminated at any time, with or without notice and with or without cause, by the Company or by me.

3.          Employment Duties.  I agree to devote my full work time and best efforts to the Company, and to perform such duties and services as may be reasonably assigned to me from time to time by the Company, including exercising my creative and inventive faculties for the benefit of the Company.  I agree to perform duties reasonably assigned to me from time to time by the Company in accordance with any reasonable rules and regulations promulgated by the Company.  I agree to adhere to all work rules, personnel policies, ethics and customs that may be established or modified by the Company from time to time and to avoid any and all acts that might injure the Company.  This Agreement and each of its parts will continue in force and effect even in the event that my duties, title, and/or location of work for the Company change after the Effective Date, and any such change or changes shall not terminate or invalidate this Agreement or any of its parts or affect or impair the validity or enforceability of this Agreement or any of its parts.

4.          Consideration.  The Company, through itself, subsidiaries and the Company’s Affiliates, provides a wide range of technologies, products and research and development services on a worldwide basis to the biotechnology, agricultural, nutraceutical and food industries, including, without limitation, (1) genetic repair or modification products, technologies and services, (2) RTDSTM products, technologies and services, and (3) any other technologies, services or products that the Company, its subsidiaries and the Company’s Affiliates may offer or provide from time to time while employee is employed by the Company, its subsidiaries or the Company’s Affiliates (collectively known herein as the “Business”).  I desire to perform services for the Company in a position that will:  (i) allow me to obtain “Proprietary Information” (as that term is defined in Section 5(a), below) which the Company will provide; (ii) require specialized training in the design, use, and operation of the Company’s products and services; (iii) cause me to develop contacts and relationships with third parties, including, but not limited to, the Company’s referral sources, potential referral sources, customers, potential customers, and other employees of those third parties; and (iv) require me to perform services for the Company of a unique and special nature.  Accordingly, I enter into this Agreement and agree to the covenants contained in this Agreement in consideration for one or more of the following, which I acknowledge is sufficient consideration for my promises in and performance under this Agreement:  (i) the Company’s employment, or continued employment, of me and the benefits associated with that employment; (ii) the Company’s promise to provide me with Proprietary Information; (iii) the Company’s actual provision to me of Proprietary Information; (iv) the Company’s promise to provide me with specialized training; (v) the Company’s actual provision to me of specialized training; (vi) the Company’s promise to provide me access to the Company’s business relationships with the Company’s referral sources, potential referral sources, customers, potential customers, and employees of the same, including access to the Company’s goodwill with those “Persons” (as that term is defined in Section 4(a), below); (vii) the Company’s actual provision to me of access to such relationships and goodwill; (viii) the Company’s obligations to me in this Agreement; and/or (ix) such other valuable consideration that I acknowledge is sufficient consideration for my promises in and performance under this Agreement.

(a)          Person.  As used in this Agreement, the term “Person” means and refers to an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, or any other entity or organization.

5.          Proprietary Information.

(a)          Proprietary Information Defined.  I understand that the term “Proprietary Information” in this Agreement means any and all “Creations” (as that term is defined in Section 8(b), below) and all other information, trade secrets, know-how, knowledge, data, ideas and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the Company’s past, present, planned, or foreseeable business including, without limitation, any Person or entity owned by, controlled by, or affiliated with the Company or to any other Person or entity to whom or which any of the foregoing owes a duty of confidentiality.

(b)          Proprietary Information Character.  Proprietary Information may be stamped or otherwise marked “Confidential,” “Proprietary,” or with some similar designation.  If, however, any information or material is not so marked and it meets the definition of “Proprietary Information” set forth in Section 5(a), above, it is still Proprietary Information.  If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status.  I understand that Proprietary Information does not include any information, idea or material that:  (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information, ideas or materials (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company.  Any information, idea or material will not be considered to be publicly known or in the public domain merely because it is embraced by more general information in my prior possession or the possession of others, or merely because it is expressed in public literature in general terms.  Proprietary Information also does not include my general knowledge and skill obtained during the course of my employment.

(c)          Information Generation.  I acknowledge that all information generated, received or maintained by or for me on the premises or equipment of Company (including, without limitation, on computer systems and electronic or voice mail systems) is Proprietary Information and the sole property of the Company, and I hereby waive any property or privacy rights I may have with respect to such information.

(d)          Receipt of Proprietary Information.  To perform the duties of employment, I will require Proprietary Information and specialized training; therefore, the Company promises and agrees that it will provide me with one or more of the following:  (i) specialized training (which may include, without limitation, self-study materials and course work, classroom training, on-the-job training, and other forms of training); (ii) access to the Company’s business relationships with the Company’s referral sources, potential referral sources, customers, potential customers, and employees of the same (including the Company’s goodwill with those Persons); or (iii) Proprietary Information.

6.          Restrictions on Proprietary Information.

(a)          Restrictions on Use and Disclosure.  In exchange for the consideration set forth herein, I will not, during my employment with the Company or at any time after the termination of my employment with the Company, use or reproduce any Proprietary Information, except in the course of performing my duties as an employee of the Company or as required by law.  I also will not disclose or deliver, directly or indirectly, any Proprietary Information to any Person, except in the course of performing my duties as an employee of the Company and with the Company’s consent or as required by law.  I will use my best efforts to prevent the unauthorized reproduction, disclosure or use of Proprietary Information by others.

(b)          Notice Concerning Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.  The Defend Trade Secrets Act of 2016 provides that: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret under the Act that (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; and (B) is made in a compliant or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c)          Location.  I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current “need to know.”  I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that “need to know” no longer exists.  I agree to not remove Proprietary Information from the Company’s premises except as required in the course of my employment with the Company.

(d)          Third Party Information.  I recognize that the Company has received and will receive Proprietary Information from third parties to whom or which the Company owes a duty of confidentiality.  In addition to the restrictions set forth in this Section 6, I will not use, reproduce, disclose or deliver such Proprietary Information except as permitted by the Company’s agreement with such third party.

7.          Protection of Personal Information.  During my employment with the Company and thereafter, I shall hold “Personal Information” (as that term is defined in Section 7(a), below) in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with my work for the Company, or unless expressly authorized in writing by an authorized representative of the Company.  I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals’ Personal Information to any third party or from one country to another without prior approval of an authorized representative of the Company.  I understand that nothing in this Agreement prevents me from discussing my wages or other terms and conditions of my employment with coworkers or others, unless such discussion would be for the purpose of engaging in unfair competition or other unlawful conduct.

(a)          Definition of Personal Information.  As used in this Agreement, “Personal Information” means and refers to personally identifiable information about employees, independent contractors, clients or third party individuals, including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health or medical information, or other information entrusted to the Company.

8.          Creations.

(a)          Assignment.  I hereby assign and transfer, and agree to assign and transfer, to the Company, without additional compensation, my entire right, title and interest (including, without limitation, all “Intellectual Property Rights” (as that term is defined in Section 8(c), below)) in and to (i) all “Creations” (as that term is defined in Section 8(b), below), and (ii) all benefits, privileges, causes of action and remedies relating to the Creations, whether before or hereafter accrued (including, without limitation,  the right of priority, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Creation; and to settle and retain proceeds from any such actions).  THIS SECTION 8(a) DOES NOT APPLY TO ANY CREATION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS EXHIBIT 1.  I understand that nothing in this Agreement is intended to expand the scope of protection provided me by sections 2870 through 2872 of the California Labor Code.  To the extent that any of the Creations constitute copyrightable subject matter, the Company and I desire such subject matter to be deemed a “work made for hire” as defined in the U.S. Copyright Act (17 U.S.C. section 101) authored and owned by the Company to the maximum extent permitted by law.  To the extent that any such Creation is not so considered a “work made for hire” under applicable law or copyrightable subject matter, then such Creation will be deemed, upon creation, to be assigned to the Company automatically without further compensation or action by either myself or the Company, and I hereby assigned such Creation to the Company.

(b)          Creations.  As used in this Agreement, the term “Creations” includes, but is not limited to, creations, inventions, works of authorship, ideas, processes, technology, formulas, models, prototypes, drawings, flowcharts, software programs, writings, designs, discoveries, information, data, derivative works, modifications and improvements, trade secrets, technical know-how, knowledge, schematics, instruments, products, machinery, equipment, photographs, manuals, sketches, techniques, biological inventions, chemical inventions, mechanical inventions, compositions, notebooks, compilations, records, specifications, methods, patent disclosures, patent applications, lists, reports, surveys, or plans, whether or not patentable or reduced to practice and whether or not copyrightable, that relate in any manner to the actual or demonstrably anticipated business or research and development of the Company, any of its direct or indirect subsidiaries or the “Company’s Affiliates,” (as that term is defined in Section 8(b)(i), below) and that are made, created, authored, conceived, reduced to practice, or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or the Company’s Affiliates:  (i) during the period of my employment with the Company, whether or not made, created, authored, conceived, or reduced to practice, or developed during regular business hours; or (ii) after termination of my employment if based on Proprietary Information.  I agree that all such Creations are the sole property of the Company or any other entity designated by it, and, to the maximum extent permitted by applicable law, any copyrightable Creation will be deemed a work made for hire.

(i)          Company’s Affiliates.  As used in this Agreement, the term the “Company’s Affiliates” means any corporation, partnership, limited liability company, joint venture, or other entity of which an aggregate of twenty-five percent (25%) or more of the issued and outstanding capital stock or other equity interests is owned, directly or indirectly, by the Company that is engaged in a “Competitive Business” (as that term is defined in Section 11(a)(i), below).

(c)          Intellectual Property Rights.  As used in this Agreement, the term “Intellectual Property Rights” means and refers to any and all:  (i) patents, patent applications, utility models, industrial rights and similar intellectual property rights registered or applied for in the United States and all other countries throughout the world (including all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof and other applications, for example that claim priority thereto); (ii) rights in trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other countries throughout the world, including all registrations and applications for registration of the foregoing and all goodwill related thereto; (iii) copyrights (whether or not registered) and rights in works of authorship, databases and mask works, and registrations and applications for registration thereof in the United States and all other countries throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (iv) rights in trade secrets and other confidential information and know-how in the United States and all other countries throughout the world; (v) other intellectual property or proprietary rights in the United States and all other countries throughout the world, including all neighboring rights and sui generis rights; (vi) rights to apply for, file, register establish, maintain, extend or renew any of the foregoing, and all rights of priority; (vii) rights to enforce and protect any of the foregoing, including the right to bring legal actions for past, present and future infringement, misappropriation or other violations of any of the foregoing; and (viii) rights to transfer and grant licenses and other rights with respect to any of the foregoing, in the Company’s sole discretion and without a duty of accounting.

(d)          License.  If, under applicable law notwithstanding the foregoing, I retain any right, title or interest (including any Intellectual Property Right) with respect to any Creation, I hereby grant and agree to grant to the Company, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Creation and I agree to not make any claim against the Company, any direct or indirect subsidiary of the Company or the Company’s Affiliates, the Company’s suppliers or customers with respect to such Creation.

(e)          Disclosure.  I agree to disclose promptly and fully in writing to my immediate supervisor at the Company, with a copy to the Chief Executive Officer of the Company, and to hold in confidence for the sole right, benefit and use of Company, any and all Creations made, conceived and/or developed by me (either alone or jointly with others) during my employment with the Company, or within one (1) year after the termination of my employment if based on Proprietary Information.  Such disclosure will be received and held in confidence by the Company.  In addition, I agree to keep and maintain adequate and current written records on the development of all Creations made, conceived or developed by me (either alone or jointly with others) during my period of employment or during the one-year period following termination of my employment, which records will be available to and remain the sole property of the Company at all times.

(f)          Assist with Registration.  I agree that I will, at the Company’s request, promptly execute a written assignment of title for any Creation required to be assigned by this Section 8.  I further agree to perform, both during my employment with the Company and after termination of my employment, all acts deemed necessary or desirable by the Company to assist it (at its expense) in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Creation assigned to the Company pursuant to this Section 8.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to undertake such acts in my name as if executed and delivered by me, and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may not have or may later have for infringement of any intellectual property rights in the Creations.  The Company will compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance at any time following termination of my employment with the Company.

(g)          Moral Rights.  To the extent allowed by applicable law, the assignment of Creations includes to the maximum extent permitted by law, an assignment of all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”).  To the extent I retain any such Moral Rights under applicable law, I hereby waive and agree not to institute, support, maintain or permit any action or proceeding on the basis of, or otherwise assert, such Moral Rights.  Without limiting the foregoing, I hereby authorize the Company to publish the Creations in the Company’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Creations or my relationship thereto.  I agree to ratify and consent to any action that may be taken or authorized by the Company with respect to such Creations, and I will confirm any such ratifications and consents from time to time as requested by the Company.

(h)          Employee Creation and Third Party Creations.  I shall not, without prior written approval by the Company, make any disclosure to the Company of or incorporate into Company property or Company Creations any Creation owned by me or in which I have an interest (“Employee Creation”) or that is owned by a third party (“Third Party Creation”).  If, in the course of my employment with the Company, I make any disclosure to the Company of or incorporate into Company property or Company Creation an Employee Creation, with or without Company approval, I hereby grant and agree to grant to the Company a worldwide, nonexclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Employee Creation and I agree to not make any claim against the Company or the Company’s Affiliates, the Company’s suppliers or the Company’s customers with respect to any such Employee Creation.

(i)          Representations; Warranties and Covenants.  I represent, warrant and covenant that:  (i) I have the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (ii) any Creations that are copyrightable works are my original works of authorship; and (iii) neither the Creations nor any element thereof are subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.

(j)          Adequate Consideration.  I acknowledge that the Creations and the associated Intellectual Property Rights may have substantial economic value, that any and all proceeds resulting from use and exploitation thereof shall belong solely to the Company, and that the salary and other compensation I receive from the Company for my employment with the Company and other consideration set forth in this Agreement includes fair and adequate consideration for all assignments, licenses and waivers hereunder.

9.          Prior Creations. All creations, inventions, works of authorship, ideas, processes, technology, formulas, models, prototypes, drawings, flowcharts, software programs, writings, designs, discoveries, information, data, derivative works, modifications and improvements, trade secrets, technical know-how, knowledge, schematics, instruments, products, machinery, equipment, photographs, manuals, sketches, techniques, biological inventions, chemical inventions, mechanical inventions, compositions, notebooks, compilations, records, specifications, methods, patent disclosures, patent applications, lists, reports, surveys, or plans, whether or not patentable or reduced to practice and whether or not copyrightable, if any, that I made, conceived or developed (either alone or jointly with others) prior to my employment by the Company (collectively, “Prior Creations”) are excluded from the scope of this Agreement.  Set forth on Schedule B attached hereto and made a part hereof is a complete list of all such Prior Creations that are owned by me, either alone or jointly with others.  I represent and covenant that such list is complete, and I understand that by not listing any such thing I am acknowledging that such creation was not made, created, authored, conceived, reduced to practice, or developed before commencement of my employment with the Company.  I agree to notify the Company in writing before I make any disclosure to, or perform any work on behalf of, the Company that appears to conflict with proprietary rights I claim in any Prior Creation.  If I fail to give such notice, I agree that I will make no claim against the Company with respect to any such Prior Creation.

10.          Confidential Information of Others.  I will not use, disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or material belonging to others, absent written consent from the third party and my supervisor at the Company, which comes into my knowledge or possession at any time, nor will I use any such information or material in the course of my employment with the Company.  Additionally, I will not bring any confidential, proprietary or trade secret information or material belonging to others onto the Company’s premises or any computer or electronic storage device owned or used by the Company, absent written consent from the third party that owns the information or material and my supervisor at the Company.  Except as disclosed on Schedule B to this Agreement, I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and I represent that my employment will not require me to violate any obligation to or confidence with another.  In the event I believe that my work at the Company would make it difficult for me to not disclose to the Company any confidential, proprietary or trade secret information or materials belonging to others, I will immediately inform the Company’s Chief Executive Officer and my supervisor at the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.

11.          Noncompetition and Nonsolicitation During Employment.

(a)          Noncompetition.  I agree that while employed by the Company, I will not —directly or indirectly—be employed by, perform services, work, or otherwise engage in activities for a “Competitive Business” (as that term is defined in Section 11(a)(i), below) in any capacity that relates to any “Competitive Services” (as that term is defined in Section 11(a)(ii), below) anywhere the Company or the Company’s Affiliates is then marketing or selling an “Employee-Related Service” (as that term is defined in Section 11(a)(iii), below).

(i)          Competitive Business.  As used in this Agreement, the term “Competitive Business” means and refers to any Person (including, me), and any parent, subsidiary, partner, or affiliate of any Person, that engages in, or plans to become engaged in, the Business.

(ii)          Competitive Service.  As used in this Agreement, the term “Competitive Service” means and refers to any service or process that has been or is being developed, designed, produced, marketed, promoted, or sold by any Person other than the Company or the Company’s Affiliates that is the same or similar, performs any of the same or similar functions, may be substituted for, or is intended to be or is used for any of the same purposes as any “Employee-Related Service” (as that term is defined in Section 11(a)(iii), below).

(iii)          Employee-Related Service.  As used in this Agreement, the term “Employee-Related Service” means and refers to a service or process that has been or is being developed, designed, produced, marketed, promoted, or sold by me, the Company or the Company’s Affiliates that either:  (x) relates to the services I perform as an employee for the Company—including, for example, services I was involved in selling, marketing, or developing for the Company; or (y) I obtained Proprietary Information about or with respect to.

(b)          Nonsolicitation of Restricted Customers.  I agree that while employed by the Company I shall not—on behalf of a Competitive Business—directly or indirectly solicit, cause to be solicited, sell to, contact, do or otherwise attempt to do business with a “Restricted Customer” (as that term is defined in Section 11(b)(i), below) in connection with or relating to a Competitive Service.  I understand and acknowledge that this Section 11(b) does not contain a geographic restriction and further agree that lack of such a restriction does not, in any way, render this section unreasonable, invalid, or unenforceable.

(i)          Restricted Customer.  As used in this Agreement, the term “Restricted Customer” means and refers to any Person and any employee, agent or representative that controlled, directed or influenced the purchasing decisions of any such Person:  (i) to which I directly sold, negotiated the sales, or promoted services on behalf of the Company or the Company’s Affiliates; (ii) to which I directly marketed or provided support on behalf of the Company or the Company’s Affiliates; or (iii) about which I obtained Proprietary Information during my employment with the Company.

(c)          Nonsolicitation of Employees.  I agree that while employed by the Company, and for a period of twelve (12) months after the termination of my employment, regardless of the reason for the termination of my employment, I shall not directly or indirectly solicit, induce, recruit, or encourage any officer, director, employee, or independent contractor of the Company or the Company’s Affiliates that I had notice of or worked with during my employment with the Company to leave the Company or the Company’s Affiliate or terminate his or her relationship with the Company or the Company’s Affiliate.

(d)          Disclosure.  I agree that during the term of the restrictions in this Section 11, I shall promptly inform the Company in writing of the identity of any new employer, the job title of my new position and a description of any services to be rendered to that new employer, and I will communicate my obligations under this Agreement to each new employer, which shall include providing each new employer with a copy of this Agreement.

(e)          Ancillary Promises and Agreements.  The Company’s promises in and performance under Sections 5 and 6, above, give rise to the Company’s interest in enforcing my promises and agreements in this Section 11, and my promises and agreements in this Section 11 are designed to enforce my promises and agreements in Sections 5 and 6, above.

12.          Duty of Loyalty.  I understand that my employment with the Company requires my full attention and effort.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in the planning, development or assistance of a Competitive Business on behalf of myself or my other Person.

13.          Return of Materials; Termination. I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials hard copy or electronic) furnished to me or prepared by me in the course of or incident to my employment and all copies thereof, all equipment furnished to me in the course of or incident to my employment, and all Proprietary Information belonging to the Company will be promptly returned to the Company upon termination of my employment with the Company for any reason or at any other time at the Company’s request.  Following my termination, I will not retain any written or other tangible material (hard copy or electronic) containing any Proprietary Information or information pertaining to any Creation.  In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule C hereto and made a part hereof.

14.          Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act or other federal or state law, and that I could face possible criminal and civil actions resulting in imprisonment and substantial monetary liability if I misappropriate the Company’s trade secrets.  In addition, I acknowledge that it may be extremely difficult to measure in money the damage to the Company of any failure by me to comply with this Agreement, that the restrictions and obligations under this Agreement are material, and that, in the event of any failure, the Company could suffer irreparable harm and significant injury and may not have an adequate remedy at law or in damages.  Therefore, I agree that if I breach any provision of this Agreement, the Company will be entitled to the issuance of an injunction or other restraining order or to the enforcement of other equitable remedies against me to compel performance of the terms of this Agreement without the necessity of showing or proving it has sustained any actual damage.  This will be in addition to any other remedies available to the Company in law or equity.

15.          Miscellaneous Provisions.

(a)          Application of this Agreement.  I hereby agree that my obligations set forth in Sections 3 and 5 hereof and the definitions of Proprietary Information and Creations contained therein shall be equally applicable to Proprietary Information and Creations relating to any work performed by me for the Company prior to the execution of this Agreement.

(b)          Waiver of Limitations.  I waive the benefit of any statute of limitations affecting my liability under this Agreement or the enforcement of the Agreement to the full extent permitted by law.

(c)          No Waiver by Conduct or Prior Waiver.  A party’s delay, failure or waiver of any right or remedy under this Agreement will not impair, preclude, cancel, waive or otherwise affect such right or remedy or any subsequent rights or remedies that may arise.

(d)          General Provisions.  This Agreement constitutes the entire agreement between the Company and me relating generally to the same subject matter, replaces any existing agreement entered into by me and the Company relating generally to the same subject matter, and may not be changed or modified, in whole or in part, except by written supplemental agreement signed by me and the Company.  I agree that any subsequent change in my duties or compensation will not affect the validity or scope of this Agreement. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will not fail on account thereof but will otherwise remain in full force and effect.  If any obligation in this Agreement is held to be too broad to be enforced, it will be construed to be enforceable to the full extent permitted by law.  The obligations of this Agreement will continue beyond the termination of my employment and will be binding upon my heirs, executors, assigns, administrators, legal representatives and other successors in interest.  This Agreement will inure to the benefit of the Company, its successors, assigns and affiliates.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of law rules.  This Agreement may be signed in two counterparts, each of which will be deemed an original and both of which will constitute one agreement.

(e)          No Bar on Whistleblowing.  Nothing in this Agreement is intended to prohibit me from providing information to a governmental agency (Federal, State, or local) in support of my good faith and reasonable belief that the Company, its employees, officers, directors, and/or agents, has violated applicable governing law.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I UNDERSTAND THAT I AM AN AT-WILL EMPLOYEE, AND THAT MY EMPLOYMENT MAY BE TERMINATED AT ANY TIME WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.  I HAVE COMPLETELY NOTED ON SCHEDULE B TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.  I HAVE ALSO NOTED ON SCHEDULE B TO THIS AGREEMENT ANY AGREEMENT OR RELATIONSHIP WITH OR COMMITMENT TO ANY OTHER PERSON OR ENTITY THAT CONFLICTS WITH MY OBLIGATIONS AS AN EMPLOYEE OF THE COMPANY.

Date:
Employee Name

Employee Signature